UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 11-K


          [X]       ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                    SAVINGS AND SIMILAR PLANS PURSUANT TO
                    SECTION 15(D) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934
--------------------------------------------------------------------------------


                   For the Fiscal Year Ended December 31, 1996

                         Commission file number: 0-25442


                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
--------------------------------------------------------------------------------
            (State or jurisdiction of incorporation or organization)


                                   51-0328154
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)


                  RODNEY SQUARE NORTH, 1100 NORTH MARKET STREET
                            WILMINGTON, DE 19890-0001
--------------------------------------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (302) 651-1000
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                          1996 Long-Term Incentive Plan
                   1991 Long-Term Incentive Stock Option Plan
                   1988 Long-Term Incentive Stock Option Plan
                         1983 Employee Stock Option Plan
                               Thrift Savings Plan
                              (Full title of plans)

1. The 1996 Long-Term Incentive Plan, the 1991 Long-Term Incentive Stock Option Plan, the 1988 Long-Term Incentive Stock Option Plan and the 1983 Employee Stock Option Plan afford staff members the opportunity to acquire additional shares of Wilmington Trust Corporation's stock. The Thrift Savings Plan affords staff members the opportunity to acquire from time to time additional shares of Wilmington Trust Corporation's stock, as well as interests in funds which purchase a variety of investments from time to time and which may change from time to time. These include United States Treasury notes, debt instruments and stocks of new and established companies. A list of the names and addresses of those funds is set forth on Schedule A attached hereto and made a part hereof.

2.

     (a) No financial statements are required to be filed for the 1983 Employee Stock Option Plan, the 1988 Long-Term Incentive Stock Option Plan, or the 1991 Long-Term Incentive Stock Option Plan, since only the underlying shares of common stock issued under those plans were registered under the Registration Statement on Form S-8 filed on behalf of those plans with the Securities and Exchange Commission on October 31, 1991.

     (b) No financial statements are required to be filed for the 1996 Long-Term Incentive Plan, since only the underlying shares of common stock to be issued under that plan were registered under the Registration Statement on Form S-8 filed on behalf of that plan with the Securities and Exchange Commission on April 23, 1996.

     (c) The financial statements required to be filed for the Thrift Savings Plan, which qualifies under the Employee Retirement Income Security Act of 1974, will be filed as an amendment to this Form 11-K by June 29, 1997, 180 days after the end of that plan's fiscal year.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 1996 Long-Term Incentive Plan, the 1991 Long-Term Incentive Stock Option Plan, the 1988 Long-Term Incentive Stock Option Plan, the 1983 Employee Stock Option Plan and the Thrift Savings Plan, as indicated below, have signed this Form 11-K as of March 20, 1997.



                           /s/ Robert J. Christian      (SEAL)
                           -----------------------------------
                           Robert J. Christian,
                           Member of Thrift Savings Plan
                           Committee



                           /s/ Richard R. Collins       (SEAL)
                           -----------------------------------
                           Richard R. Collins,
                           Member of Compensation Committee
                           of Board of Directors



                           /s/ Charles S. Crompton, Jr. (SEAL)
                           ------------------------------------
                           Charles S. Crompton, Jr.,
                           Member of Compensation Committee
                           of Board of Directors



                           /s/ William J. Farrell, II  (SEAL)
                           -------------------------------------
                           William J. Farrell, II,
                           Member of Thrift Savings Plan
                           Committee



                           /s/ Robert C. Forney        (SEAL)
                           -------------------------------------
                           Robert C. Forney,
                           Member of Compensation Committee
                           of Board of Directors



                           /s/ David R. Gibson         (SEAL)
                           -------------------------------------
                           David R. Gibson,
                           Member of Thrift Savings Plan
                           Committee

                           /s/ Joseph M. Jacobs, JR.   (SEAL)
                           -------------------------------------
                           Joseph M. Jacobs, Jr.,
                           Member of Thrift Savings
                           Plan Committee



                           /s/ John H. Kipp            (SEAL)
                           -------------------------------------
                           John H. Kipp,
                           Member of Thrift Savings
                           Plan Committee



                           /s/ Hugh E. Miller          (SEAL)
                           -------------------------------------
                           Hugh E. Miller,
                           Member of Compensation Committee
                           of Board of Directors



                           /s/ Stacey J. Mobley        (SEAL)
                           -------------------------------------
                           Stacey J. Mobley,
                           Member of Compensation Committee
                           of Board of Directors



                           /s/ P. M. Snyder, Jr.       (SEAL)
                           -------------------------------------
                           P. M. Snyder, Jr.,
                           Member of Thrift Savings Plan
                           Committee

1.   Bond Fund
     Wilmington Trust Company
     Rodney Square North
     1100 North Market Street
     Wilmington, DE  19890-0001

2.   Value Equity Fund
     Wilmington Trust Company
     Rodney Square North
     1100 North Market Street
     Wilmington, DE  19890-0001

3.   Growth Equity Fund
     Wilmington Trust Company
     Rodney Square North
     1100 North Market Street
     Wilmington, DE  19890-0001

4.   International Equity Fund
     Wilmington Trust Company
     Rodney Square North
     1100 North Market Street
     Wilmington, DE  19890-0001

5.   Small Cap Equity Fund
     Wilmington Trust Company
     Rodney Square North
     1100 North Market Street
     Wilmington, DE  19890-0001

6.   Bank Stock Fund
     Wilmington Trust Company
     Rodney Square North
     1100 North Market Street
     Wilmington, DE  19890-0001

7.   Money Market Fund
     Wilmington Trust Company
     Rodney Square North
     1100 North Market Street
     Wilmington, DE  19890-0001

8.   Short-Term U.S. Government Fund
     Wilmington Trust Company
     Rodney Square North
     1100 North Market Street
     Wilmington, DE  19890-0001


                                   SCHEDULE A